Exhibit 5(b)

                      [LETTERHEAD OF-WACHOVIA CORPORATION]

                               September 19, 2003

Wachovia Commercial Mortgage Securities, Inc.
301 South College Street
Charlotte, North Carolina 28288

Cadwalader, Wickersham & Taft LLP
227 West Trade Street, Suite 2400
Charlotte, North Carolina 28202

Re:   Wachovia Commercial Mortgage Securities, Inc.
      Commercial Mortgage Pass-Through Certificates
      Registration Statement on Form S-3

Ladies and Gentlemen:

I am Senior Vice President and Assistant General Counsel of Wachovia Corporation, the parent of Wachovia Bank, National Association, which is the owner of all issued and outstanding voting stock of Wachovia Commercial Mortgage Securities, Inc., a North Carolina corporation (the "Registrant"). As such, I am familiar with the Registrant, the registration under the Securities Act of 1933, as amended (the "Act"), of the Registrant's Commercial Mortgage Pass-Through Certificates (the "Certificates"), and the related preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement"). The Certificates are issuable in series under separate pooling and servicing agreements (each such agreement, a "Pooling and Servicing Agreement") among the Registrant and a trustee, a master servicer and/or a special servicer to be identified in the prospectus supplement for such series of Certificates. Each Pooling and Servicing Agreement will be substantially in the form filed as an Exhibit to the Registration Statement.

In connection with rendering this opinion letter, I have examined such documents as I have deemed necessary. As to matters of fact, I have examined and relied upon representations or certifications of officers of the Registrant or public officials. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to originals of all documents submitted to me as copies.

In rendering this opinion letter, I express no opinion as to the laws of any jurisdiction other than the laws of the State of North Carolina and the federal laws of the United States, nor do I express any opinion, either implicitly or otherwise, on any issue not expressly addressed below.

Based upon and subject to the foregoing, I am of the opinion that the Registrant has the corporate power and authority to enter into and perform all obligations of the Registrant under the pooling and servicing agreement.


                                  Exh. 5(b)-1

I hereby consent to the filing of this opinion letter as an attachment to the opinion of Cadwalader, Wickersham & Taft LLP, which will be filed as an Exhibit to the Registration Statement, without admitting that I am an "expert" within the meaning of the Act and the rules and regulations thereunder with respect to any part of the Registration Statement, including this opinion.

                                        Very truly yours,

                                        /s/ Timothy F. Danello




                                  Exh. 5(b)-2